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ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)
Alex Mashinsky
Robert A. Marmon
Governing Dynamics Investments, LLC
Thai Lee

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The following pages were handed to members of Institutional Shareholder Services (ISS) by Alex Mashinsky and Robert A. Marmon at a meeting on May 30, 2006.

Alex Has Been Widely Recognized as an Industry Visionary
Perhaps the Current Board and Management Has Forgotten the Following:
1997 Alex received the “Star of the Industry” award from Computer Telephony magazine for building the world’s largest PC switch and the world’s first soft-switch.
1999 Alex received the Technology Foresight Award from the Wall Street Journal and WCA at the International Telecommunications Union Telecom99 event.
On January 2000 in a cover story of Telecom Business Magazine Alex Mashinsky predicted the results of overcapacity in the communications industry by proclaiming “Buyers Rule”.
The New York Times
July 11, 1999
Jumping Off the Bandwidth Wagon
“There, in his cramped office above the Pulse Night Club, Alex Mashinsky has created an electronic trading floor for telephone service that resembles nothing so much as the international market for traditional commodities.”1

2001 Alex received the prestigious Einstein Technology Medal, presented by former Israeli prime minister Benjamin Netanyahu.

[1]	Permission to use quotation neither sought nor obtained.

Alex Was Finalist at the E&Y Entrepreneur of the year 2002 awards.

Alex was semi finalist at the HBSC 2002 awards.
... moreover, Alex has been the guest speaker at numerous Industry gatherings.

From: Alex Mashinsky
Sent: Saturday, December 01, 2001 4:11 PM
To: ‘Bill Kingsley (E-mail)’
Cc: Alex Mashinsky
Subject: Arbinet vertical markets & execution strategy
Bill,
As per our conversation at TMF I am enclosing the work I have done to size, develop and partner on verticals Arbinet has a good chance of winning.
These reports were put aside since the management focus has been on executing the minutes strategy. As you correctly indicated in our conversation we can not build a billion dollar company simply by continuing the minutes business and have to take new risks by venturing into one of the options I have suggested.
IP peering is the closest to our current business and needs the least capital to get started but it is far from being a sure bet. Unfortunately the company does not have the team to be able to expand the vision do the technological innovation and business development needed to capture any of these markets.
Although I have filed patents in most of the listed categories the company (Tony) has elected to keep me as an “advisor” instead of leveraging my creative and technical skills to open new markets.
I would be happy to have a discussion on this issue
Regards
Alex Mashinsky
Executive Chairman
Qoptics — Real time Multi-Carrier Multi-Vendor capacity
Tel 212-832-9595 x 2112 cell 646-552-4499
www.qoptics.com www.mashinsky.com
<<Arbinet verticals.ppt>>

WE BELIEVE ARBINET’S BOARD and NOMINEES
DO NOT HAVE the SKILL SETS the COMPANY REQUIRES
Robert C. Atkinson
Director
Robert Atkinson has been a director since June 2005. Mr. Atkinson has been an expert in telecom law and public policy since the mid-1970s, with a focus on the development of local telephone competition since 1985. As the Director of Policy Research at CITI, Mr. Atkinson conducts academic research related to telecommunication regulation and public policy.
Michael J. Donahue
Director, Nominee
Michael J. Donahue has been a director since January 2006. As a Managing Partner of KPMG LLP, Michael Donahue helped grow the company’s consulting business from a $40M division into BearingPoint, Inc., a public corporation with $3.4 billion in revenue. From 2000-2005, he served as Group Executive Vice President and Chief Operating Officer of BearingPoint. Mr. Donahue is a director of Air Products and Chemicals, Inc. and Expensewatch.com, Inc. He serves on the board of advisors of the Villanova University College of Commerce and Finance.
Leo J. Pound
Nominee
Leo J. Pound has over 15 years of experience leading corporate turnarounds that result in increased stockholder and customer value. Among his achievements, Mr. Pound successfully implemented a restructuring of a $500 million wholesaler, increasing operating efficiency by 35% and eliminating significant operating losses. Separately, Mr. Pound revitalized a $25 million, 200 employee food processing company by overhauling product offerings and securing new higher margin, consumer oriented businesses. These actions enabled that company to increase production capacity by 300%. Currently, Mr. Pound is a director and serves on the nominating and corporate governance committee, and is audit committee chairman, of NCO Group Inc.
Michael J. Ruane
Director
Michael J. Ruane has been a director since March 2004. Mr. Ruane has served as Senior Vice President-Finance and Chief Financial Officer for SunGard Data Systems, Inc., a provider of integrated financial services applications and availability services, since February 2001. From April 1994 to February 2001, he served as Vice President and Chief Financial Officer for SunGard Data Systems, Inc. Prior to that, from September 1992 to April 1994, he served as Vice President-Finance and Chief Financial Officer for SunGard Trading Systems. From 1990 to September 1992, he served as Vice President and Controller for SunGard Data Systems.
Roger H. Moore
Director
Roger H. Moore has been a director since August 2005. Mr. Moore is the retired Chief Executive Officer of Illuminet Holdings, Inc., a leading provider of intelligent network and signaling services. Mr. Moore served as President and Chief Executive Officer of Illuminet Holdings from 1995 to 2001, when it was acquired by VeriSign, Inc., the leading provider of intelligent infrastructure services for the Internet and telecommunications networks. Prior to Illuminet, Mr. Moore spent 10 years with Nortel Networks from 1985 to 1995 in a variety of senior management positions including President of Nortel Japan. Mr. Moore also worked for 5 years with AT&T, where he was President of AT&T Canada from 1982 to 1985. Mr. Moore currently is a director of Consolidated Communications, Inc., Tut Systems Inc., VeriSign, Inc., and Western Digital Corporation. Mr. Moore holds a B.S. degree in General Science from Virginia Polytechnic Institute and State University.

In These Times of Sarbanes Oxley the Boards and
Management of Public Companies are Expected to Be and
Should Be Beyond Reproach. In Our Opinion Arbinet’s
Board and Management Could Do Better
•	Delaware Supreme Court Justice Jacobs in an unambiguous ruling in Marmon v. Arbinet-Thexchange, Inc., 2004 WL 936512 (Del. Ch.) said:
•	“This is the Opinion of the Court, after trial, on the merits of Marmon’s § 220 claim to inspect Arbinet’s books and records for the purpose of investigating mismanagement at Arbinet. For the reasons next discussed, the Court concludes Marmon has established his entitlement to relief on that claim .”

•	“But the result reached here does not rest solely on that technical evidentiary ruling. To the contrary, reasonable suspicions that something may have been amiss at Arbinet are also fueled by both the defendant company’s pre-litigation course of conduct and by its litigation tactics in this case.”

•	“Arbinet’s directors were not free to contract away disclosure obligations that they had a fiduciary duty to observe. Nor could they rely upon a certificate provision prohibiting disclosure to avoid a shareholder’s inspection right conferred by statute. By so doing, Arbinet’s directors and management made the corporation complicit in their violations of fiduciary, as well as statutory, law .”
•	The loss of enormous shareholder value confirms Wall Street’s opinion of Arbinet’s worth and the performance of the current management: Why?:
•	We left behind a micro-billing engine that reports earnings by the minute, day, week, month.

•	On February 17th 2005, six weeks into the year, Arbinet gave earnings guidance to the Street of $19 to $23 million.

•	On May 5th 2005, Arbinet reported earnings 50% below what was expected. Nevertheless, five weeks into the second quarter, and over four months into the year, Arbinet repeated its earnings guidance of $19 to $23 million.

•	Then in mid - June, immediately after the “lock-up” period expired allowing Arbinet’s largest VC and other major holders to liquidate ... and 10 weeks into a 12 week quarter; nearly six months into the year (with a billing engine having reported earnings by the minute, day, week, and month since January) Arbinet gave new guidance of just $3 to $6 million for the full year.

•	It was not to our surprise that Arbinet’s Board and Management are now embroiled in a Federal Securities Fraud Suit that will occupy their time for the foreseeable future.

•	Arbinet’s year over year performance, revenues and profits continue to fall and the stock has recently reached an all time low.
•	It is our opinion, given their abysmal performance; the facts outlined and discussed above; their unwillingness or inability to execute the Founder’s vision; that it is hard to see how the current Board and Management can convince Wall Street they should be given yet more time. We believe change is needed and we will attempt to be the catalyst for that change.